Exhibit 4.53

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

FIRST ADDENDUM TO THE EXCHANGE AND SALE OF MINING RIGHT PORTIONS AGREEMENT

entered into between

ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY PROPRIETARY LIMITED

and

SIBANYE GOLD LIMITED

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

1	INTERPRETATION

In this Addendum –

1.1	“Addendum” means this first addendum to the Exchange and Sale of Mining Right Portions Agreement;

1.2	“Exchange and Sale of Mining Right Portions Agreement” means the exchange and sale of mining right portions agreement entered into between the Parties on or about 11 October 2013; and

1.3	unless otherwise defined herein or the context indicates otherwise, words and expressions defined in the Exchange and Sale of Mining Right Portions Agreement will have the same meanings and any reference to the word “clause” refers to a clause of the Exchange and Sale of Mining Right Portions Agreement.

2	INTRODUCTION

2.1	The Parties have agreed to amend the Exchange and Sale of Mining Right Portions Agreement by deleting the numbers and words “10 (ten) business days following the fulfilment, or where applicable, the waiver of the last of the Conditions Precedent” where they appear in clause 4.1.5 and replacing them with the following numbers and word “30 April 2014”.

2.2	The Parties wish to record their agreement in writing.

3	AMENDMENT

The Parties hereby amend the Exchange and Sale of Mining Right Portions Agreement by deleting the number and words “10 (ten) business days following the fulfilment, or where applicable, the waiver of the last of the Conditions Precedent” where they appear in clause 4.1.5 and replacing them with the following numbers and word “30 April 2014”.

4	SAVINGS CLAUSE

Save to the extent specifically or by necessary implication modified in or inconsistent with the provisions of this Addendum, all the terms and conditions of the Exchange and Sale of Mining Right Portions Agreement shall mutatis mutandis continue in full force and effect.

5	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Addendum.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

6	SIGNATURE

6.1	This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party last signing one of the counterparts.

6.2	Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so.

For:	ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY PROPRIETARY LIMITED

Signature:	/s/ G.P. BRIGGS
who warrants that he / she is duly authorised thereto

Name:	G.P. BRIGGS
Date:	14/04/2014
Place:	RANDFONTEIN

For:	SIBANYE GOLD LIMITED

Signature:	/s/ S. Bessit
who warrants that he / she is duly authorised thereto

Name:	S. Bessit
Date:	16/04/2014
Place:	Libanon

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